Exhibit 4.9

DESCRIPTION OF CAPITAL STOCK

The following description of the capital stock of Syneos Health, Inc. (the “Company,” “we,” “us,” and “our”) and certain provisions of our Certificate of Incorporation, as may be amended from time to time (the “Certificate”) and our Amended and Restated Bylaws, as may be amended from time to time (the “Bylaws”) is a summary and is qualified in its entirety by reference to the full text of our Certificate and Bylaws and applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”).

Authorized Capitalization

Our authorized capital stock consists of (i) 300 million shares of Class A common stock, par value $0.01 per share, (ii) 300 million shares of Class B common stock, par value $0.01 per share, and (iii) 30 million shares of preferred stock, par value $0.01 per share.

Common Stock

Voting Rights

Each share of our Class A common stock entitles its holder to one vote per share on all matters to be voted upon by the stockholders. Each share of our Class B common stock entitles its holder to one vote per share on all matters to be voted upon by stockholders, except with respect to the election or removal of directors. Holders of Class A common stock and Class B common stock vote together as a single class. There is no cumulative voting, which means that a holder or group of holders of more than 50% of the shares of our common stock can elect all of our directors. Directors are elected by a majority of the votes cast in such election, except, in a contested election, directors are elected by receiving a plurality of the votes of the shares present in person or represented by proxy at the meeting. All other matters are approved by the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the matter.

Dividend Rights

The holders of our common stock are entitled to receive dividends when and as declared by our Board of Directors (the “Board”), from legally available sources, subject to the prior rights of the holders of our preferred stock, if any. Our Class A common stock and Class B common stock share equally on a per share basis in all such dividends and other distributions declared by the Board, provided, that if dividends are declared that are payable in shares of Class A common stock or Class B common stock, dividends are payable at the same rate on each such class of common stock.

Conversion Rights

The shares of Class B common stock are convertible into Class A common stock, in whole or in part, at any time and from time to time at the option of the holder, on the basis of one share of Class A common stock for each share of Class B common stock, subject to adjustment for any stock splits, combinations or similar events. The shares of Class A common stock are convertible into Class B common stock, in whole or in part at the option of a holder, at any time that, and only if, such holder is also already a record owner of one or more shares of Class B common stock.

Liquidation Rights

In the event of our liquidation or dissolution, the holders of our common stock will be entitled to share ratably in the assets available for distribution after the payment of all of our debts and other liabilities, subject to the prior rights of the holders of our preferred stock, if any.

Other Rights

Certain of our common stockholders have preemptive or other rights to subscribe for additional shares.

Preferred Stock

The Board is authorized, without further stockholder approval, to issue from time to time up to an aggregate of 30 million shares of preferred stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each such series thereof, including the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of such series.

Anti-takeover Provisions

Our Certificate and Bylaws contain provisions that could delay, defer or discourage transactions involving an actual or potential change in control of us or change in our management. We expect that these provisions, which are summarized below, might discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with the Board, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give the Board the power to discourage transactions that some stockholders may favor, including transactions in which stockholders might otherwise receive a premium for their shares, or transactions that our stockholders might otherwise deem to be in their best interests. Accordingly, these provisions could adversely affect the price of our common stock.

Classified Board

Our Certificate provides that the Board shall be fixed from time to time by a resolution of at least a majority of the Board then in office. Our Certificate also provides that the Board will be divided into three classes, with one class being elected at each annual meeting of stockholders, subject to a phase-out commencing at the 2023 annual meeting of stockholders and ending at the 2025 annual meeting of stockholders, at which time, each of the directors will be elected for a one-year term and the Board will be de-classified. Any additional directorships resulting from an increase in the number of directors or a vacancy may be filled only by the directors then in office.

The classification of the Board could make it more difficult for a third party to acquire, or discourage a third party from seeking to acquire, control of our Company.

Requirements for Advance Notification of Stockholder Meetings, Nominations and Proposals

Our Bylaws provide that special meetings of the stockholders may be called only upon the request of a majority of the Board or upon the request of the Chief Executive Officer or the Chair of the Board. Our Bylaws prohibit the conduct of any business at a special meeting other than (i) as specified in the notice for such meeting, (ii) brought before the meeting by or at the direction of the Board or an authorized officer or (iii) by a stockholder who complied with the notice procedures set forth in the Bylaws. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers or changes in control or management of our company.

Our Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the Board or a committee of the Board. In order for any matter to be “properly brought” before a meeting, a stockholder has to comply with the advance notice requirements. Our Bylaws allow the presiding officer at a meeting of the stockholders to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

No Stockholder Action by Written Consent

Our Certificate provides that stockholder action may be taken only at an annual meeting or special meeting of stockholders and may not be taken by written consent instead of a meeting, unless the taking of this action by written consent has been unanimously approved in advance by the Board. Failure to satisfy any of the requirements for a stockholder meeting could delay, prevent or invalidate stockholder action.

Section 203 of the DGCL

We are governed by the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder unless:

•prior to such time, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the Company outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers and by specified employee stock plans; or

•at or subsequent to the date of the transaction, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

A “business combination” includes mergers, asset sales, or other transactions resulting in a financial benefit to the stockholder. In general, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the Company’s outstanding voting stock. These provisions may have the effect of delaying, deferring, or preventing a change in our control.

Corporate Opportunities

Our Certificate provides that neither a Sponsor nor a director nominated by a Sponsor will have any obligation to offer us an opportunity to participate in business opportunities presented to such Sponsor even if the opportunity is one that we might reasonably have pursued and that, to the extent permitted by law, no Sponsor will be liable to us or our stockholders for breach of any duty by reason of any such activities. Therefore, the Sponsor is free to compete with us in the same business or similar businesses.

Amendment to Bylaws and Certificate

Any amendment to our Certificate must first be approved by a majority of the Board and (i) thereafter be approved by a majority of the outstanding shares entitled to vote on the amendment, or (ii) if related to provisions regarding the election of directors, the removal of directors, director vacancies, forum selection for certain lawsuits or the amendment of certain provisions of our Bylaws or Certificate, thereafter be approved by at least 66 2/3% of the outstanding shares entitled to vote on the amendment. A vote of the majority of Class B common stock, voting separately, is required to change the voting rights of Class B common stock or to change their rights disproportionately to those of Class A common stock. Our Bylaws may be amended (x) by the affirmative vote of a majority of the directors then in office, subject to any limitations set forth in the Bylaws, without further stockholder action or (y) by the affirmative vote of at least 50% of the outstanding shares entitled to vote on the amendment, without further action by the Board.

Authorized but Unissued Shares

The authorized but unissued shares of our common stock and our preferred stock will be available for future issuance without any further vote or action by our stockholders. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of our common stock and our preferred stock could render more difficult or discourage an attempt to obtain control over us by means of a proxy contest, tender offer, merger or otherwise.

Exclusive Forum

Our Certificate provides that, subject to certain exceptions, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for certain stockholder litigation matters and our Bylaws provide that the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. However, it is possible that a court could rule that these provisions are unenforceable or inapplicable.

Listing

Our Class A common stock is listed on the Nasdaq under the symbol “SYNH.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.